Exhibit 5.1

FRASER AND COMPANY LLP
Barristers & Solicitors
Suite 1200, 999 West Hastings Street
Vancouver, British Columbia, Canada V6C 2W2
Tel: (604) 669-5244
Fax: (604) 669-5791

March 2, 2007

Candev Resource Exploration, Inc.
2200 - 1177 West Hastings Street
Vancouver, British Columbia, Canada V6E 2K3

Attention: Mark A. McLeary, President

Our firm is counsel for Candev Resource Exploration, Inc., a Nevada corporation (the "Company"), with respect to the preparation of the registration statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission for the purpose of registering the offering of 3,800,000 shares (the "Shares") of common stock, par value $0.001 per share, of the Company under the Securities Act of 1933, as amended (the "Act"), by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

In connection with rendering this opinion we have examined originals or copies of the following documents and instruments (collectively, the "Documents"):

(a) the Articles of Incorporation of the Company dated January 9, 2006, as filed with the State of Nevada;

(b) the By-Laws of the Company;

(c) certain records of the Company's corporate proceedings related to the issuance of the Shares; and

(d) such other records and documents as we have deemed relevant for the purpose of rendering this opinion.

In our examination, we have assumed, without investigation, the authenticity of the Documents, the genuineness of all signatures to the Documents, the legal capacity of all persons who executed the Documents and valid execution by all parties to the Documents, and that such Documents are free from any form of fraud, misrepresentation, duress or criminal activity, and the conformity of the originals of the Documents which were submitted to us as copies.

Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to all documentation that we believe was necessary in rendering this opinion.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof.

Based upon the foregoing and in reliance thereof, it is our opinion that, subject to the limitations set forth herein, the Shares will, when sold by the Selling Shareholders, be legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

This opinion is limited to the laws of the State of Nevada and opines upon Nevada law, including the statutory provision of the State of Nevada, all applicable provisions of the Nevada Constitution and all reported judicial decisions interpreting those laws. However, we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our law firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

FRASER AND COMPANY LLP

/s/ Fraser and Company LLP